Exhibit 99.1

Theravance Biopharma, Inc. Initiates $250 Million Capital Return Program

•	The Company has agreed to purchase GSK’s entire holdings at $9.75 per share
•	The Company plans to launch a Dutch auction tender offer in the near term to purchase approximately $95 million of its ordinary shares
•	The Company plans to enter into an Open Market Share Repurchase Plan subsequent to the tender offer utilizing the additional approximately $60 million

DUBLIN, IRELAND – September 19, 2022 – Theravance Biopharma, Inc. (“Theravance Biopharma” or the “Company”) (NASDAQ: TBPH) announced today that its Board of Directors has authorized a $250 million capital return program consisting of the following three elements:

•	Theravance Biopharma has executed a definitive agreement with GSK to purchase all of GSK’s equity stake in Theravance Biopharma, constituting approximately 9.6 million shares at $9.75 per share, with a closing date of September 20, 2022.

•	The Company intends to commence a Dutch auction tender offer to purchase approximately $95 million of its ordinary shares in the near term.

•	The Company plans to enter into an Open Market Stock Repurchase Plan to facilitate the repurchase of approximately $60 million of its ordinary shares in open market purchases subsequent to the completion of the tender offer, with a goal to complete this program by the end of 2023.

Certain Information Regarding the Tender Offer

The tender offer for the Company’s ordinary shares described above has not yet commenced. This document is for informational purposes only, is not a recommendation and is neither an offer to purchase nor a solicitation of an offer to sell shares or any other securities. At the time the tender offer is commenced, the Company will file with the SEC a Tender Offer Statement on Schedule TO. The solicitation and the offer to purchase the shares will only be made pursuant to the offer to purchase, a related letter of transmittal, and related documents filed with such Schedule TO. COMPANY SHAREHOLDERS ARE URGED TO READ THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, THE RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), AS IT MAY BE AMENDED FROM TIME TO TIME, WHEN SUCH DOCUMENTS BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Company shareholders and other investors can obtain the Tender Offer Statement and other filed documents for free at the SEC’s website at www.sec.gov. Copies of the documents filed with the SEC by the Company will be available free of charge on the Company’s website, investor.theravance.com, under “SEC Filings” or by contacting the Company’s investor relations department at (650) 808-4045. In addition, Company noteholders may obtain free copies of the tender offer materials by contacting the dealer manager for the tender offer that will be named in the Tender Offer Statement.

About Theravance Biopharma

Theravance Biopharma, Inc.’s overarching purpose and goal as a biopharmaceutical company is focused on delivering Medicines that Make a Difference® in people’s lives. In pursuit of its purpose, Theravance Biopharma leverages decades of expertise, which has led to the development of FDA-approved YUPELRI® (revefenacin) inhalation solution indicated for the maintenance treatment of patients with chronic obstructive pulmonary disease (COPD). Its pipeline of internally discovered programs is targeted to address significant unmet patient needs.

For more information, please visit www.theravance.com.

THERAVANCE BIOPHARMA®, THERAVANCE®, and the Cross/Star logo are registered trademarks of the Theravance Biopharma group of companies (in the U.S. and certain other countries). YUPELRI® is a registered trademark of Mylan Specialty L.P., a Viatris Company. Trademarks, trade names or service marks of other companies appearing on this press release are the property of their respective owners.

Forward-Looking Statements

This press release contains certain "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans, objectives, expectations and future events. Theravance Biopharma intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements relating to: the referenced tender offer for Theravance Biopharma’s ordinary shares and the referenced open market share repurchase program, including the amount and timing. These statements are based on the current estimates and assumptions of the management of Theravance Biopharma as of the date of this press release are subject to risks, uncertainties, changes in circumstances, assumptions and other factors that may cause the actual results of Theravance Biopharma to be materially different from those reflected in the forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, among others, risks related to: whether, and the extent to which, shareholders tender their shares, the costs associated with the different approaches to repurchase ordinary shares, volatility and fluctuations in the trading price and volume of our ordinary shares. Other risks affecting Theravance Biopharma are in the Company's, Form 10-Q filed with the SEC on August 8, 2022, and other periodic reports filed with the SEC. In addition to the risks described above and in Theravance Biopharma's filings with the SEC, other unknown or unpredictable factors also could affect Theravance Biopharma's results. No forward-looking statements can be guaranteed, and actual results may differ materially from such statements. Given these uncertainties, you should not place undue reliance on these forward-looking statements. Theravance Biopharma assumes no obligation to update its forward-looking statements on account of new information, future events or otherwise, except as required by law.

Contact: Gail B. Cohen
Corporate Communications / 917-214-6603

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